UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Soliciting Material under §240.14a-12
Clearwater Analytics Holdings, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following email was sent to employees of Clearwater Analytics Holdings, Inc. on December 21, 2025:

Team -
Thank you for taking the time to attend the town hall - I know it ran over meaningfully, but we wanted to answer as many questions as we could.
Here is the FAQ I referred to during the Townhall. It contains details about some of the answers we provided. Please reach out to Cindy or her team, if you have any questions.
Members of the ELT and I will try and get to as many offices as we can in January to do live Q&A sessions and answer any questions you may have. This is an exciting opportunity for us to emerge as an industry powerhouse, and I look forward to working with all you in the days and years ahead.
Best,
Sandeep

Below is the attachment referred to in the email:

Employee FAQ
December 22, 2025

OVERVIEW

1.What is being announced?

a.Clearwater Analytics (CWAN) has entered into a definitive agreement to be acquired by a consortium of private equity investors, including Permira, Warburg Pincus, Francisco Partners, and Temasek, in a transaction that values the company at approximately $8.4 billion.

b.Under the terms of the agreement, CWAN stockholders will receive $24.55 per share in cash upon completion of the proposed transaction. The per-share purchase price represents a premium of 47% over CWAN’s undisturbed share price of $16.69 as of November 10, 2025, the last trading day prior to media reports regarding a potential transaction.

c.The transaction is expected to close in the first half of 2026, subject to customary closing conditions, including receipt of regulatory approvals and a vote by CWAN stockholders.

2.Who is acquiring CWAN?

a.CWAN is being acquired by Permira, Warburg Pincus, Francisco Partners, and Temasek.

b.Permira and Warburg Pincus have been on this journey with us for years. They first invested in Clearwater Analytics in 2020, know our business deeply, and continue to back our team, strategy, and long-term vision. Our current board includes Andy Young from Permira and Cary Davis from Warburg Pincus.

c.Francisco Partners is joining as a new investor. They bring strong technology and software expertise, supporting our continued investment in innovation—including Gen AI—and our vision to build a front-to-back platform. Temasek adds long-term strategic investment experience and a strong presence in APAC, which is a priority growth market for CWAN.

3.What does this mean for employees?

a.What happens to my vested RSUs / PSUs and Options?
i.RSUs and PSUs granted that are vested when the transaction closes will be settled shortly thereafter for the same $24.55 per share received by stockholders.
ii.All options will also be settled shortly after closing for the difference between the strike price and $24.55. If the strike price is at or above $24.55, then those options will be cancelled for no payment at closing.

b.What happens to my unvested RSUs and PSUs that were issued prior to the announcement?
i.All RSUs that remain unvested at the time of closing will continue to vest on the schedule that has been outlined in your grant letter,
ii.All PSUs that remain unvested at the time of closing will continue to vest on the schedule that has been outlined in the grant letter but solely based on the time-based conditions in your grant letter. Given our recent financial performance, the performance condition will be deemed achieved at the maximum 110% level.
iii.As your awards vest after closing, instead of receiving shares you will receive cash equal to $24.55 per share at the next payroll date following the vesting. Normal taxes will be withheld in the regular course.

c.What happens to vesting that is scheduled to occur prior to the closing of the transaction?
i.As the transaction is currently expected to close in the first half of 2026, awards that vest prior to close will vest normally as per the terms set forth in the grant letter.

d.What about the ESPP (Employee Stock Purchase Plan)?
i.If the transaction closes prior to the end of the current offering period (May 31st), then we will end the period early before closing, consistent with the plan rules. If the transaction closes after the current offering period, then it will continue for the full term, shares will be purchased per the existing plan, and we will not start a new offering period. Additional details and timing will be communicated at a future date.
ii.If you are a current participant, you will not be permitted to increase your current contribution amount.
iii.If you are not already a participant, you will not be permitted to start participating.

e.What about the merit increase because of the annual review process that is currently underway?
i.There is no change to the annual review process.
ii.The annual cash “merit increase” budget for the company is largely unchanged and we will follow our normal process.
iii.There is no change to the benefits plans because of this announcement. HR has continued to refine and normalize benefits across the company and that activity will continue.

f.Will we get a budget for equity grants in 2026?

i.The company had identified and communicated to certain individuals from the erstwhile Enfusion that they would receive a grant on Jan 1, 2026 – we will proceed with that grant.
ii.A similar grant was already completed for identified individuals from the erstwhile Beacon.
iii.Additionally, we will have a budget for new grants as a part of our annual review process. Given the impending transactions, there may be some changes to the vesting terms, which will be announced once finalized.

g.Will our 401(k)/retirement plan be impacted?
i.No changes are planned at this time to retirement plans.

h.What about leave and other policies?
i.As part of the integration of Clearwater, Enfusion and Beacon, we are currently reviewing the approach to leave policies as well as other policies. We expect to have these announced over the next few weeks. If there are any changes, they are not related to this transaction. There is more to come from HR on the plan for 2026 policies.

1.What about hiring, layoffs and budgets for hiring?
i.At this time we will continue to operate our business as usual.
ii.We have no plans at this time for layoffs as a result of this announcement.
iii.Hiring and onboarding will continue as usual.
iv.There is no change to the current hiring process or to the award of RSUs as new employees join the company.
v.We are developing a budget for CY 2026 based on the vision we had laid out mid-year, and we expect to continue to fund a strong, growth-oriented business.

4.What does this mean for clients?

a.We’re committed to continuity and confidence: same teams, same support, and we will continue to deliver results for clients.

b.It sharpens our focus on delivering exceptional solutions for clients. As a private company, we will have greater flexibility to make long-term investments, integrate strategic acquisitions, and continue building the industry’s best platform.

c.Over the last year, we’ve made significant, strategic investments—including Beacon, Blackstone’s Bistro, and Enfusion—to accelerate our vision of delivering a unified front-to-back platform. This next step supports that strategy by giving us more flexibility to:

i.Integrate and execute with a longer-term operating horizon. Invest more consistently in product innovation (including Gen AI-enabled capabilities), platform scale, and customer outcomes

ii.Operate with greater focus and agility by reducing the constraints and short-term pressures that come with being a public company.

d.In addition to providing value to our shareholders, we believe this transaction will allow us to better invest and execute to achieve the ambitious platform roadmap we’re already building.

e.If customers or partners ask, use the approved external messaging only and route questions you can’t answer to the designated communications lead. Do not speculate.

5.What does “going private” actually mean?

a.After closing, the company’s shares will no longer trade on the New York Stock Exchange. The company will also be exempt from SEC reporting requirements and other regulatory obligations that apply to publicly traded companies.

b.Our focus remains the same—serving customers, executing our strategy, empowering our employees to make an impact and grow your careers and continuing to invest for the long term. But we will now be able to build and grow for the future as a private company, without the short-term considerations of the public market.

6.Is the deal final today?

a.No. We have announced a definitive agreement. The transaction is subject to customary closing conditions, including receipt of regulatory review and approvals and approval by our shareholders. Until the transaction closes, we will continue operating as a public company with the same obligations that apply to publicly traded companies.

b.We currently expect the deal to close in the first half of 2026, subject to customary closing conditions, including receipt of regulatory approvals and a vote of CWAN stockholders.

7.What happens if the deal does not close?

a.We would then remain a public company. Whether we are public or private, you can expect business as usual—our teams, services, and commitments remain unchanged, and we’ll continue delivering against our roadmap.

8.Does our strategy change now?

a.No—this is not a pivot away from what’s working. As Sandeep shared, we intend to accelerate the strategy we’ve been executing. Moving to private ownership may give us greater flexibility to take a longer-term orientation and make sustained investments—advancing platform integration, accelerating product innovation (including Gen AI where it delivers real customer impact), and expanding our reach across public and private markets.

b.Day-to-day, we will stay focused on delivering for customers and executing our operating plan. Any refinements to priorities will be communicated through updated scorecards and OKRs, annual planning, and leadership briefings.

9.What should I expect between now and the transaction close date?

a.Until the deal is closed, we continue to operate as a publicly traded company. There should be no change to day-to-day operations or our focus on our clients, innovation and execution. Only a few employees – certain members of leadership and employees in HR, Finance, and Legal – will be engaged to support any work related to supporting the transaction. For most employees, it will be business as usual.

10.Where will updates be shared?

a.As necessary, we will share updates through official company channels, including:

i.Internal updates from leadership (email/All Hands)
ii.Manager toolkits and HR updates as needed
iii.You can always go to your manager for questions. For specific questions, you can reach out to:
1.HR (people/benefits): Jessica Bottalla
2.Legal/Compliance (trading & confidentiality): Jake McGrady
3.Comms/PR (external inquiries): Claudia Cahill

11.Will the Board of Directors change as part of this transaction?

a.Yes, as is customary in these types of transactions, we expect that the Board will change at close.

12.Will there be any changes to the leadership team as part of this transaction?

a.There are no planned changes to the leadership team (other than the Board of Directors) as part of this transaction. Sandeep Sahai will continue to be CEO as well as the ELT and their direct reports are expected to remain the same.

13.Does this change my job or manager right now?

a.No immediate changes are expected. Please continue to focus on customers, delivery, and priorities. If any role changes occur, they will be communicated through normal HR and leadership channels.

14.Can I trade company stock right now?

a.Until closing, we remain a public company and insider trading rules still apply. If you have material non-public information (MNPI), you must not trade. We have entered a blackout period, so those who are Covered Persons cannot trade until the next open window. Questions should be directed to Legal.

b.What if I received stock as a part of the acquisitions of Enfusion or Beacon? Shares received as a part of the Enfusion and Beacon transactions will be treated the same as stock held by other shareholders, i.e., these shareholders will receive $24.55 per share at close of the transaction for all shares held.

15.Do I need to do anything right now regarding my equity?
a.No immediate action is required. Prior to closing you will get:
i.Official notices from Shareworks/HR
ii.Notice about any required elections (if applicable) with deadlines
iii.Updated plan documents or additional FAQs

16.What can I say publicly (LinkedIn, friends, customers)?

a.Do not share non-public details (timelines beyond what is public, deal terms not in the press release, or publicly filed with the SEC, internal plans, staffing changes, financial projections).

b.If asked, you can generally say: “The company announced it has entered into a definitive agreement to go private.”

c.For customer-facing teams, use the approved talk track.

17.Can I post about it on social media?
a.In keeping with our social media policy and communications guidance, you may not share material, non-public information. Also, any opinions you share should be clearly noted as your personal views, and not those of CWAN.
b.When in doubt, don’t post—ask Communications: Claudia Cahill.

18.Will there be media inquiries?
a.If anyone contacts you from media/press, route them to Communications (Claudia Cahill) immediately. Do not respond on behalf of the company unless you are authorized.

19.Are we still required to follow public-company compliance until closing?
a.Yes.
b.That includes:
i.Disclosure controls and policies
ii.Insider trading restrictions
iii.Records retention and confidentiality requirements
iv.Any role-specific compliance obligations

20.Are there additional confidentiality expectations during a transaction?
a.Yes.
b.Transaction periods increase risk of leaks and misinformation. Please:
i.Share deal-related information only on a need-to-know basis internally
ii.Avoid forwarding internal emails outside the company
iii.Use approved channels and documents
iv.Do not speculate or share rumors
v.Be especially vigilant against phishing and other cybersecurity threats

Use of Forward-Looking Statements
This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s expectations with respect to the proposed transaction, including the timing thereof, and the Company's possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry, economic and regulatory environment, potential growth opportunities and the effects of competition. Forwardlooking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms, but are not the exclusive means of identifying such statements.
Forward-looking statements involve known and unknown risks, uncertainties, and other factors, many of which are beyond the Company’s control, that may cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties may cause actual results to differ materially from the Company’s current expectations and include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and associates, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally; (vi) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (vii) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; (viii) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) risks that the anticipated benefits of the proposed transaction are not realized when and as expected; (x) the availability of capital and financing and rating agency actions in connection with the proposed transaction; and (xi) other risks and uncertainties detailed in the Company’s periodic public filings with the SEC, including but not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 26, 2025 (as amended by Amendment No. 1 thereto, filed with the SEC on March 7, 2025), and in other periodic reports filed by the Company with the SEC. These filings are available at www.sec.gov and on the Company’s website.
Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent management’s beliefs and assumptions only as of the date of this communication and should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the time they are made. The Company does not undertake to and specifically declines any obligation to update any forward-looking statements that may be made from time to time by or on behalf of the Company.

Additional Information and Where to Find it
This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by the Investor Group. In connection with the proposed transaction, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A in preliminary and definitive form for its special meeting of stockholders to approve the proposed transaction, and may file or furnish other documents with the SEC regarding the proposed transaction. In addition, the Company and certain affiliates of the Company intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT AND SCHEDULE 13E-3 (IF AND WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders. Investors and stockholders are or will be able to obtain the documents (if and when available) filed with the SEC free of charge either from the SEC’s website at www.sec.gov, or from the Company’s Investor Relations webpage at investors.clearwateranalytics.com/overview.
Participants in the Solicitation
The Company and its directors, executive officers and other members of management and employees, under SEC rules, will be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Shareholders, which was filed with the SEC on April 29, 2025 (the “2025 Proxy Statement”). To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2025 Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.
Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the Company’s proxy statement relating to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.